Assured Guaranty Ltd. Reports Results for First Quarter 2021

GAAP Highlights
•Net income attributable to Assured Guaranty Ltd. was $11 million, or $0.14 per share,(1) for first quarter 2021. This includes a $13 million after-tax write-off of an intangible asset attributable to the insurance licenses of Municipal Assurance Corp. (MAC) as a result of an internal organizational restructuring.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $84.67 as of March 31, 2021, the second highest ever reported.

Non-GAAP Highlights
•Adjusted operating income(2) was $43 million, or $0.55 per share, for first quarter 2021. This also includes a $13 million after-tax write-off of the MAC insurance licenses.
•Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share reached record highs of $79.44 and $116.56, respectively, as of March 31, 2021.

Return of Capital to Shareholders
•First quarter 2021 capital returned to shareholders was $95 million, including share repurchases of $77 million, or 2.0 million shares, and dividends of $18 million.

Insurance Segment
•Adjusted operating income was $79 million for first quarter 2021.
•Gross written premiums (GWP) were $87 million for first quarter 2021, the highest first-quarter result in four years.
•Present value of new business production (PVP)(2) was $86 million for first quarter 2021.

Asset Management Segment
•Adjusted operating loss was $7 million for first quarter 2021.
•Gross inflows were $1.0 billion for first quarter 2021.

Hamilton, Bermuda, May 6, 2021 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2021 (first quarter 2021).

Commenting on first quarter activity, Dominic Frederico, President and CEO said: “Assured Guaranty has now reached important new consensual settlement agreements relating to Puerto Rico that, combined with a previous agreement, will resolve over 93% of our net par outstanding of Puerto Rico exposures, once court-approved and implemented. Of our additional $241 million of net par, almost all relates to credits that have not missed any principal or interest payments.

“Additionally,” he continued, “in a quarter when our important shareholder value measures of adjusted operating shareholders' equity per share and adjusted book value per share again achieved new highs, our new business production generated $86 million of PVP, more than in all but one first quarter since 2009, driven by very strong U.S. public finance production. The $5.5 billion of municipal new issue par sold with our insurance was the most we insured in any first quarter since 2010, and our 65% share of insured municipal par sold was better than our market share in any quarter since 2014.
(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

“The first quarter also saw a resurgence in the global CLO market that benefited our asset management business, which issued two new CLOs during the quarter and continued to sell legacy CLO equity to third parties. CLO management fees for the quarter were more than double those of last year’s first quarter.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2021	2020

GAAP
Net income (loss) attributable to AGL	$11	$(55)
Net income (loss) attributable to AGL per diluted share	$0.14	$(0.59)
Weighted average diluted shares	77.5	92.6
Non-GAAP
Adjusted operating income (loss) (1) (2)	$43	$33
Adjusted operating income per diluted share(2)	$0.55	$0.36
Weighted average diluted shares	77.5	93.4

Segment (1)
Insurance	$79	$85
Asset Management	(7)	(9)
Corporate	(29)	(39)
Other	—	(4)
Adjusted operating income (loss)	$43	$33

	As of
	March 31, 2021		December 31, 2020
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,430	$84.67	$6,643	$85.66
Adjusted operating shareholders' equity (2)	6,032	79.44	6,087	78.49
ABV (2)	8,851	116.56	8,908	114.87

Common Shares Outstanding	75.9		77.5
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(1)    Adjusted operating income (loss) is also the Company's segment measure.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

As of March 31, 2021, on a per share basis, shareholders' equity attributable to AGL was the second highest ever reported, and adjusted operating shareholders' equity and ABV both reached record highs.

Shareholders' equity attributable to AGL declined, on both a nominal and per-share basis, due mainly to unrealized losses on the fixed-maturity investment portfolio. Share repurchases and dividends also reduced shareholders' equity attributable to AGL. See "Common Share Repurchases" on page 10.

Adjusted operating shareholders' equity and ABV decreased on a nominal basis primarily due to share repurchases and dividends, partially offset, in the case of ABV, by net premiums written on new business production. On a per share basis, adjusted operating shareholders' equity and ABV benefited from the repurchase of an additional 2.0 million shares in first quarter 2021.

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Insurance segment is presented without giving effect to the consolidation of financial guaranty variable interest entities (FG VIEs) and therefore includes premiums and losses of all financial guaranty contracts, whether or not the associated FG VIEs are consolidated, and also includes its share of earnings from funds managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM) (AssuredIM Funds).

Insurance Results
(in millions)

	Quarter Ended
	March 31,
	2021	2020
Revenues
Net earned premiums and credit derivative revenues	$107	$107
Net investment income	73	83
Other income (loss)	(1)	6
Total revenues	179	196

Expenses
Loss expense	30	18
Amortization of deferred acquisition costs (DAC)	3	3
Employee compensation and benefit expenses	36	41
Write-off of MAC insurance licenses	16	—
Other operating expenses	21	22
Total expenses	106	84
Equity in earnings of investees	19	(9)
Adjusted operating income (loss) before income taxes	92	103
Provision (benefit) for income taxes	13	18
Adjusted operating income (loss)	$79	$85

Insurance adjusted operating income for first quarter 2021 was $79 million, compared with $85 million for the three-month period ended March 31, 2020 (first quarter 2020). The decrease was mainly due to the following:

•In first quarter 2021, the Company received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into Assured Guaranty Municipal Corp. (AGM), with AGM as the surviving company. As a result, the Company wrote-off the $16 million carrying value ($13 million after-tax) of MAC's insurance licenses in first quarter 2021. MAC was merged with and into AGM on April 1, 2021. This restructuring of the Company's U.S. insurance subsidiaries will simplify the organizational and capital structure, reduce costs, and is expected to increase the future regulatory dividend capacity of the U.S. insurance subsidiaries over the next several years.

•Loss expense was $12 million higher. Loss expense in first quarter 2021 was primarily attributable to certain Puerto Rico and U.S. residential mortgage-backed securities (RMBS) exposures, partially offset by a benefit in certain European exposures. Loss expense in first quarter 2020 was primarily attributable to Puerto Rico exposures, partially offset by a benefit on first lien U.S. RMBS exposures.
These decreases were partially offset by higher income from the investment portfolio, which was $92 million in first quarter 2021, compared with $74 million in first quarter 2020, consisting of the following components:

Income from Investment Portfolio
(in millions)

	Quarter Ended
	March 31,
	2021	2020
Net investment income	$73	$83
Equity in earnings of investees:
AssuredIM Funds	10	(10)
Other	9	1
Total	$92	$74

The decrease in net investment income was primarily due to lower average balances in the fixed-maturity investment portfolio, which declined due to dividends paid by the insurance subsidiaries that were used for AGL share repurchases, lower reinvestment yields on short-term investments, and lower income on securities purchased for loss mitigation purposes.

Investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV recorded in the line item "equity in earnings of investees" in the Insurance segment. These include investments in healthcare funds, collateralized loan obligations (CLOs), a municipal bond fund and an asset-based fund. Equity in earnings of investees also includes the Company's proportionate interests in other alternative investments managed by third parties. To the extent additional fixed-maturity securities are shifted to AssuredIM Funds and other alternative investments, the corresponding income in the condensed consolidated statements of operations will also shift from net investment income to equity in earnings of investees.

Equity in earnings of AssuredIM Funds in first quarter 2021 was a gain of $10 million, primarily attributable to changes in the NAV of CLO funds. In first quarter 2020, equity in earnings of AssuredIM Funds was a loss primarily attributable to CLO and asset-based funds. In addition, other alternative investments also generated gains of $9 million.

The Insurance segment is authorized to invest up to $750 million into AssuredIM Funds. As of March 31, 2021, the Insurance segment has total commitments to AssuredIM Funds of $587 million of which $335 million represents net invested capital and $252 million is undrawn. The Insurance segment's interest in AssuredIM Funds was valued at $368 million as of March 31, 2021.
Net earned premiums and credit derivative revenues were consistent between first quarter 2021 and first quarter 2020, and consisted of the components presented in the table below.

Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	March 31,
	2021	2020
Scheduled net earned premiums and credit derivative revenues	$91	$92
Accelerations	16	15
Total	$107	$107

Economic Loss Development

Net economic loss development of $13 million in first quarter 2021 primarily consists of $11 million in loss development on U.S. RMBS, which was mainly attributable to lower excess spread of $58 million, offset by a benefit of $33 million related to changes in discount rates, and a benefit of $14 million related to improved performance and recoveries on previously charged-off loans in certain second lien transactions. Certain U.S. RMBS transactions with insured floating-rate debt linked to the London Interbank Offered Rate (LIBOR) are supported by large portions of fixed-rate assets. When LIBOR increases, as it did in first quarter 2021, excess spread decreases. The economic development attributable to changes in discount rates for all transactions was a benefit of $48 million for first quarter 2021. Net economic loss development in first quarter 2021 includes the impact of the Puerto Rico plan support agreements announced through yesterday.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss (Benefit) Development	Losses (Paid) Recovered	Net Expected Loss to be Paid (Recovered) as of March 31, 2021

Public finance	$341	$3	$(92)	$252
U.S. RMBS	148	11	22	181
Other structured finance	40	(1)	—	39
Total	$529	$13	$(70)	$472
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(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty insurance and specialty insurance and reinsurance contracts. Financial guaranty GWP includes: (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk free rates), and (3) the effects of changes in the estimated lives of transactions in the inforce book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP measure, PVP, includes upfront premiums and the present value of expected future installments on new business at the time of issuance, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

New Business Production
(in millions)

	Quarter Ended March 31,
	2021			2020
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$79	$81	$5,427	$29	$29	$2,641
Public finance - non-U.S.	5	3	—	34	21	377
Structured finance - U.S.	3	2	45	1	1	15
Structured finance - non-U.S.	—	—	—	—	—	—
Total (2)	$87	$86	$5,472	$64	$51	$3,033
________________________________________________
(1)    PVP and Gross Par Written in the table above are based on "close date," when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(2)    While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

U.S. public finance GWP and PVP in first quarter 2021 both increased over 170%, compared with first quarter 2020, primarily driven by several large transactions as well as an increase in market volume and insured penetration. The average rating of U.S. public finance par written was A-. The Company's gross par written represented 65% of the total U.S. municipal market insured issuance in first quarter 2021.

The Company has consistently written new non-U.S. public finance business every quarter since the end of 2015. Business activity in the international infrastructure and structured finance sectors typically has long lead times and therefore may vary from period to period.

Asset Management Segment

The Asset Management segment consists of AssuredIM, which provides asset management services to outside investors as well as to the Insurance segment.

Asset Management Results
(in millions)

	Quarter Ended
	March 31,
	2021	2020
Revenues
Management fees:
CLOs(1)	$12	$5
Opportunity funds and liquid strategies	4	2
Wind-down funds	3	9
Total management fees	19	16
Performance fees	1	—
Other income	—	1
Total revenues	20	17

Expenses
Employee compensation and benefit expenses	19	18
Amortization of intangible assets	3	3
Other operating expenses	7	7
Total expenses	29	28
Adjusted operating income (loss) before income taxes	(9)	(11)
Provision (benefit) for income taxes	(2)	(2)
Adjusted operating income (loss)	$(7)	$(9)
________________________________________________
(1) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.

Net CLO fees increased in first quarter 2021 compared with first quarter 2020, largely driven by the sale of CLO equity to third parties from legacy funds, the recovery of previously deferred CLO fees, and the issuance of new CLOs. The COVID-19 pandemic and downgrades in loan markets had triggered over-collateralization provisions in CLOs in 2020, resulting in the deferral of CLO management fees, the majority of which reversed by first quarter 2021. Management fees from opportunity funds and liquid strategies increased mainly due to fees from funds created since the Company acquired BlueMountain Capital Management, LLC. Management fees from wind-down funds decreased as distributions to investors continued.

Third party inflows of $873 million in first quarter 2021 was primarily attributable to the issuance of two new CLOs. While total assets under management (AUM) increased slightly in first quarter 2021 from $17.3 billion as of December 31, 2020 to $17.5 billion as of March 31, 2021, fee earning AUM rose by 11.4% over the same period, from $12.9 billion to $14.4 billion primarily due to the issuance of two new CLOs and the sale of CLO equity from legacy funds to third parties.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, December 31, 2020	$13,856	$1,486	$383	$1,623	$17,348

Inflows-third party	813	60	—	—	873
Inflows-intercompany	109	36	—	—	145
Outflows:
Redemptions	—	—	—	—	—
Distributions	(356)	(217)	—	(329)	(902)
Total outflows	(356)	(217)	—	(329)	(902)
Net flows	566	(121)	—	(329)	116
Change in value	(91)	148	1	3	61
AUM, March 31, 2021	$14,331	$1,513	$384	$1,297	$17,525

Components of
Assets Under Management (1)
(in millions)

	As of
	March 31, 2021	December 31, 2020	March 31, 2020

Funded AUM	$16,863	$16,785	$16,326
Unfunded AUM	662	563	153

Fee Earning AUM	$14,412	$12,940	$9,453
Non-Fee Earning AUM	3,113	4,408	7,026

Intercompany AUM
Funded AUM (2)	$933	$893	$179
Unfunded AUM	253	177	78
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2) Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $565 million in CLO and liquid municipal strategies as of March 31, 2021 and of $562 million in CLOs and liquid municipal strategies as of December 31, 2020.

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities such as Board of Directors' expenses and administrative services performed by operating subsidiaries for the holding companies.

Corporate Results
(in millions)

	Quarter Ended
	March 31,
	2021	2020

Revenues
Net investment income	$—	$1
Loss on extinguishment of debt	—	(5)
Total revenues	—	(4)

Expenses
Interest expense	23	25
Employee compensation and benefit expenses	5	5
Other operating expenses	4	5
Total expenses	32	35
Equity in earnings of investees	—	(5)
Adjusted operating income (loss) before income taxes	(32)	(44)
Provision (benefit) for income taxes	(3)	(5)
Adjusted operating income (loss)	$(29)	$(39)

Adjusted operating loss for the Corporate division was $10 million lower in first quarter 2021 compared with first quarter 2020 due primarily to a $5 million loss on extinguishment of debt and a $5 million write down of an equity method investment in first quarter 2020.

Other Items

Other items primarily consist of intersegment eliminations, reclassifications of the reimbursement of fund expenses to revenue, and consolidation adjustments, including the effect of consolidating FG VIEs and AssuredIM investment vehicles. The majority of the economic effect of the Company's interest in consolidated AssuredIM Funds, as well as the premiums, investment income and losses associated with consolidated FG VIEs, are presented in the Insurance segment. On a consolidated basis, the ownership interests of the consolidated AssuredIM Funds to which it has no economic rights, are reflected as either redeemable or nonredeemable noncontrolling interests in the Company's condensed consolidated financial statements.

Reconciliation to GAAP

The following table presents other income items that are not reflected in the Company's segment metric, along with a reconciliation of net income (loss) attributable to AGL to adjusted operating income.

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$11	$0.14	$(55)	$(0.59)
Less pre-tax adjustments:
Realized gains (losses) on investments	(3)	(0.04)	(5)	(0.06)
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	(19)	(0.25)	(88)	(0.95)
Fair value gains (losses) on committed capital securities (CCS)	(19)	(0.24)	48	0.52
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	1	0.01	(57)	(0.62)
Total pre-tax adjustments	(40)	(0.52)	(102)	(1.11)
Less tax effect on pre-tax adjustments	8	0.11	14	0.16
Adjusted operating income (loss)	$43	$0.55	$33	$0.36
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(1)    Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the pound sterling and euro relative to the U.S. dollar.

Non-credit impairment unrealized fair value losses on credit derivatives in first quarter 2021 were generated primarily as a result of the decreased cost to buy protection on Assured Guaranty Corp. (AGC), as the market cost of AGC's credit protection decreased during the period. These losses were partially offset by higher discount rates. In first quarter 2020, non-credit-impairment fair value losses on credit derivatives were generated primarily as a result of wider spreads of the underlying collateral and lower discount rates, partially offset by gains due to the widening of AGC spreads. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in first quarter 2021 were primarily due to a tightening in market spreads during the quarter. Fair value gains on CCS in first quarter 2020 were primarily due to a widening in market spreads during the quarter. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2021 (January 1 - March 31)	$77	1.99	$38.83
2021 (April 1 - May 6)	28	0.61	45.57
Total 2021	$105	2.60	40.41

From 2013 through May 6, 2021, the Company repurchased a total of 124.1 million common shares at an average price of $30.35, representing approximately 64% of the total shares outstanding at the beginning of the repurchase program in 2013. As of May 6, 2021, the Company was authorized to purchase $147 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2021	2020
Revenues
Net earned premiums	$103	$103
Net investment income	70	80
Asset management fees	24	23
Net realized investment gains (losses)	(3)	(5)
Net change in fair value of credit derivatives	(19)	(77)
Fair value gains (losses) on CCS	(19)	48
Fair value gains (losses) on FG VIEs	5	(9)
Fair value gains (losses) on consolidated investment vehicles (CIVs)	16	(12)
Foreign exchange gain (loss) on remeasurement	—	(62)
Other income (loss)	—	7
Total revenues	177	96
Expenses
Loss and LAE	30	20
Interest expense	21	22
Amortization of DAC	3	3
Employee compensation and benefit expenses	60	64
Other operating expenses	57	45
Total expenses	171	154
Income (loss) before income taxes and equity in earnings of investees	6	(58)
Equity in earnings of investees	9	(4)
Income (loss) before income taxes	15	(62)
Provision (benefit) for income taxes	—	(4)
Net income (loss)	15	(58)
Less: Noncontrolling interests	4	(3)
Net income (loss) attributable to AGL	$11	$(55)

Results by Segment
(in millions)

	Three Months Ended March 31, 2021
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$107	$—	$—	$(1)	$106
Net investment income	73	—	—	(3)	70
Asset management fees	—	20	—	4	24
Fair value gains (losses) on FG VIEs	—	—	—	5	5
Fair value gains (losses) on CIVs	—	—	—	16	16
Other income (loss)	(1)	—	—	—	(1)
Total revenues	179	20	—	21	220

Expenses
Loss expense	30	—	—	3	33
Interest expense	—	—	23	(2)	21
Amortization of DAC and intangible assets	3	3	—	—	6
Employee compensation and benefit expenses	36	19	5	—	60
Other operating expenses	37	7	4	6	54
Total expenses	106	29	32	7	174
Equity in earnings of investees	19	—	—	(10)	9
Adjusted operating income (loss) before income taxes	92	(9)	(32)	4	55
Provision (benefit) for income taxes	13	(2)	(3)	—	8
Noncontrolling interests	—	—	—	4	4
Adjusted operating income (loss)	$79	$(7)	$(29)	$—	$43

Results by Segment (continued)
(in millions)

	Three Months Ended March 31, 2020
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$107	$—	$—	$(1)	$106
Net investment income	83	—	1	(4)	80
Asset management fees	—	16	—	7	23
Fair value gains (losses) on FG VIEs	—	—	—	(9)	(9)
Fair value gains (losses) on CIVs	—	—	—	(12)	(12)
Other income (loss)	6	1	(5)	—	2
Total revenues	196	17	(4)	(19)	190

Expenses
Loss expense	18	—	—	(6)	12
Interest expense	—	—	25	(3)	22
Amortization of DAC and intangible assets	3	3	—	—	6
Employee compensation and benefit expenses	41	18	5	—	64
Other operating expenses	22	7	5	8	42
Total expenses	84	28	35	(1)	146
Equity in earnings of investees	(9)	—	(5)	10	(4)
Adjusted operating income (loss) before income taxes	103	(11)	(44)	(8)	40
Provision (benefit) for income taxes	18	(2)	(5)	(1)	10
Noncontrolling interests	—	—	—	(3)	(3)
Adjusted operating income (loss)	$85	$(9)	$(39)	$(4)	$33

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2021	December 31, 2020
Assets
Investment portfolio:
Fixed-maturity securities available-for-sale, at fair value	$8,687	$8,773
Short-term investments, at fair value	701	851
Other invested assets	211	214
Total investment portfolio	9,599	9,838
Cash	95	162
Premiums receivable, net of commissions payable	1,359	1,372
DAC	124	119
Salvage and subrogation recoverable	977	991
FG VIEs' assets, at fair value	281	296
Assets of CIVs	2,956	1,913
Goodwill and other intangible assets	184	203
Other assets	443	440
Total assets	$16,018	$15,334
Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,718	$3,735
Loss and LAE reserve	1,058	1,088
Long-term debt	1,225	1,224
Credit derivative liabilities, at fair value	124	103
FG VIEs' liabilities with recourse, at fair value	301	316
FG VIEs' liabilities without recourse, at fair value	17	17
Liabilities of CIVs	2,573	1,590
Other liabilities	509	556
Total liabilities	9,525	8,629

Redeemable noncontrolling interests	21	21

Shareholders' equity
Common shares	1	1
Retained earnings	6,055	6,143
Accumulated other comprehensive income	373	498
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,430	6,643
Nonredeemable noncontrolling interests	42	41
Total shareholders' equity	6,472	6,684
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$16,018	$15,334

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate:

•certain FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•certain investment vehicles for which the Company is deemed the primary beneficiary.

The Company provides the effect of VIE consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty's financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of VIE consolidation, (2) adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation, (3) growth in adjusted book value per share, further adjusted to remove the effect of VIE consolidation, and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of VIE consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See "Reconciliation to GAAP" above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV
(in millions, except per share amounts)

	As of
	March 31, 2021		December 31, 2020
	Total	Per Share	Total	Per Share

Shareholders' equity attributable to AGL	$6,430	$84.67	$6,643	$85.66
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(10)	(0.14)	9	0.12
Fair value gains (losses) on CCS	33	0.43	52	0.66
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	463	6.10	611	7.89
Less taxes	(88)	(1.16)	(116)	(1.50)
Adjusted operating shareholders' equity	6,032	79.44	6,087	78.49
Pre-tax adjustments:
Less: DAC	124	1.63	119	1.54
Plus: Net present value of estimated net future revenue	181	2.38	182	2.35
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,359	44.24	3,355	43.27
Plus taxes	(597)	(7.87)	(597)	(7.70)
ABV	$8,851	$116.56	$8,908	$114.87

Gain (loss) related to VIE consolidation included in adjusted operating shareholders' equity	$1	$0.02	$2	$0.03
Gain (loss) related to VIE consolidation included in adjusted book value	$(9)	$(0.12)	$(8)	$(0.10)

Shares outstanding at the end of the period	75.9		77.5

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company's PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	March 31, 2021
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$79	$5	$3	$—	$87
Less: Installment GWP and other GAAP adjustments(1)	34	3	1	—	38
Upfront GWP	45	2	2	—	49
Plus: Installment premium PVP	36	1	—	—	37
PVP	$81	$3	$2	$—	$86

	Quarter Ended
	March 31, 2020
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$29	$34	$1	$—	$64
Less: Installment GWP and other GAAP adjustments(1)	—	34	1	—	35
Upfront GWP	29	—	—	—	29
Plus: Installment premium PVP	—	21	1	—	22
PVP	$29	$21	$1	$—	$51
________________________________________________
(1)    Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, we believe AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision-making process and intends to use a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM's CLOs, including CLO equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji). AssuredIM is not the investment manager of BM Fuji-advised CLOs, but rather has entered into a services agreement and a secondment agreement with BM Fuji pursuant to which AssuredIM provides certain services associated with the management of BM Fuji-advised CLOs and acts in the capacity of service provider, and

•the NAV of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers.  The calculation also differs from the manner in which AssuredIM affiliates registered with the U.S. Securities and Exchange Commission (SEC) report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners' investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company's wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance compensation earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time / 9:00 a.m. Atlantic Time on Friday, May 7, 2021. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-412-902-6609 (or, from within the U.S., 1-877-281-1545). A replay of the call will be made available through August 5, 2021. To listen to the replay, dial 1-412-317-0088 (or, from within the U.S., 1-877-344-7529), passcode 10155673. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's March 31, 2021 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its“March 31, 2021 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 1Q 2021,” which lists the U.S. public finance new issues insured by the Company in first quarter 2021, and

•“Structured Finance Transactions at March 31, 2021,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, the effectiveness, acceptance and distribution of COVID-19 vaccines, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; the loss of investors in Assured Guaranty's asset management strategies or the failure to attract new investors to Assured Guaranty's asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the failure to resolve Assured Guaranty's Puerto Rico exposure in a manner substantially consistent with the support agreements signed to date; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty's asset management strategies compared to the performance of the asset management strategies of Assured Guaranty's competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its contracts written in credit default swap form, and VIEs as well as on the mark-to-market of assets Assured Guaranty manages; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 6, 2021, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com